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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: September 23, 2003

                                  VisiJet, Inc.
             (Exact name of the Company as specified in its charter)

         Delaware                    0--256111                  33-0838660
(State or other jurisdiction       (Commission                (IRS Employer
    of incorporation)               File Number)            Identification No.)

                          192 Technology Drive, Suite Q
                            Irvine, California 92618
                    (Address of principal executive offices)

              The Company's telephone number, including area code:
                                  949-453-9652

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Item 5.  Other Events and Regulation FD Disclosure

         In August 2003 the Company filed an action against SurgiJet, Inc. ("SurgiJet") for (i) a judicial determination that a $400,000 Promissory Note issued by the Company and payable to SurgiJet (the "SurgiJet Note") is not enforceable, due to a failure of consideration and the effect of the statute of limitations, and (ii) for recovery of payments previously made on the SurgiJet Note, based on claims of fraud and unjust enrichment.

         Following its merger in February 2003, management of the Company investigated the status of several obligations on its books and records payable to affiliates of Rex Doherty, its former President, including SurgiJet, Inc. The investigation called into question the validity of the SurgiJet Note, as well as the validity of other amounts allegedly due to members of the Doherty family. Accordingly, the Company filed the action against SurgiJet.

         Thereafter, on September 23, SurgiJet filed a cross-action against the Company, its directors and certain officers. In the cross-complaint, SurgiJet and members of the Doherty family allege breach of the Merger Agreement between the Company and SurgiJet, an Assumption Agreement entered into in connection with the Merger Agreement, and the SurgiJet Note, along with fraud and unfair business practices. The plaintiffs seek damages of approximately $1,032,000, rescission of the Merger Agreement, other unspecified damages, interest and attorneys' fees.

         The Company's management believes that the cross-complaint is merely a diversionary effort by SurgiJet and the Doherty family to draw attention from the main action. The Company believes the allegations of the cross-complaint are wholly without merit and plans to vigorously pursue its claims and contest the cross-complaint.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

                                               VisiJet, Inc., a Delaware
                                                     corporation

                                               By: /s/ Laurence Schreiber
                                                   -----------------------------
                                                   Laurence Schreiber, Secretary

Date:  October 10, 2003